As filed with the Securities and Exchange Commission on October 31, 1995
                                               Registration No. 33-__________
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                                 WHX CORPORATION
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

     Delaware                                            13-3768097
(State or other jurisdiction of                        (I.R.S. Employer
Incorporation or organization)                         Identification Number)

                              110 East 59th Street
                            New York, New York 10022
                                 (212) 355-5200
                      ------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                                MARVIN L. OLSHAN
                                    Secretary
                                 WHX Corporation
                              110 East 59th Street
                            New York, New York 10022
                                 (212) 355-5200
      (Name, address and telephone number of agent for service of process)

                      ------------------------------------


                                   Copies to:

                              Steven Wolosky, Esq.
                       Olshan Grundman Frome & Rosenzweig
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                      ------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                    Proposed          Proposed
                                                                     Maximum           Maximum
Title of Each Class of                            Amount to be   Offering Price       Aggregate
Securities to be Registered                        Registered     Per Share(1)    Offering Price(1)   Amount of Registration Fee
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share.........     188,519            $10.50     $1,979,450.00                   $682.57
==================================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 based on the closing price of the Common Stock on the New York Stock Exchange on October 24, 1995.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, Dated October 31, 1995

PRELIMINARY PROSPECTUS

                         188,519 Shares of Common Stock

                                 WHX CORPORATION

                          Common Stock ($.01 par value)


     This Prospectus relates to 188,519 shares of Common Stock, par value $.01 per share (the "Common Stock") of WHX Corporation (the "Company" or "WHX") previously issued to Klockner Namasco Corporation (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholder.

     The Company's Common Stock is publicly traded on the New York Stock Exchange ("NYSE") under the symbol ("WHX"). On October 27, 1995, the closing price for the Common Stock on the NYSE was $10.625.

--------------------------------------------------------------------------------
                SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION
                OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY A
            PROSPECTIVE PURCHASER OF THE COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

     This offering is self-underwritten; neither the Company nor any Selling Stockholder has employed an underwriter for the sale of the shares of Common Stock. The Company will bear all expenses of this Offering other than discounts, concessions or commissions on the sale of the shares of Common Stock.

     The Common Stock may be offered by or for the account of the Selling Stockholder from time to time on the NYSE, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed or at negotiated prices. The Selling Stockholder may effect such transactions by selling the shares of Common Stock to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring Common Stock from the Selling Stockholder may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods.


                 The date of this Prospectus is October __, 1995

                              AVAILABLE INFORMATION

     WHX is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 14th Floor, Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain securities of WHX are listed for trading on the New York Stock Exchange (Symbol: WHX). The foregoing material also can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in this Prospectus by reference:

              (a) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1994.

              (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995.

              (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B dated June 24, 1994.

         All documents filed by WHX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Wheeling- Pittsburgh Steel Corporation, Attention: Gregg Warren, 1134 Market Street, Wheeling, West Virginia 26003, telephone number (304) 234-2400.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent accounting firm, quarterly reports containing unaudited interim financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by WHX or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any Securities other than the Securities to which they relate and do not constitute an offer to sell or a solicitation of an offer to buy any Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of WHX since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to such date.

                                   THE COMPANY

     The Company is a vertically integrated manufacturer of a variety of steel products for diverse end-user markets. Through its two operating units, the Steel Division and Wheeling Corrugating Company ("Wheeling Corrugating"), the Company shipped 2.4 million tons of steel products in 1994. In 1994 and the first nine months of 1995, the Company reported sales of $1.2 billion and $1.0 billion, respectively, and net income of $76.4 million and $63.7 million, respectively.

     The Company's products include hot rolled and cold rolled sheet, and coated products such as galvanized, prepainted and tin mill sheet. The Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, floor deck, culvert, bridge form and other products used primarily by the construction, highway and agricultural markets.

     The Company's strategy is to pursue growth in profitability through the manufacture and sale of value-added steel products, and to moderate the impact on the Company's earnings during periods of low steel demand. Its strategic initiatives focus on:

         o Expanding internally and through acquisition into value-added products, while reducing the Company's reliance upon basic steel products;

         o Deploying and investing in fixed assets that allow for high utilization during periods of weak steel demand and expanded volume during periods of strong steel demand; and

         o Improving the Company's cost structure through prudent capital expenditures, productivity increases, business improvement teams and a cooperative partnership agreement with union employees.

     As used herein the Company shall mean WHX and its direct and indirect subsidiaries.

     The principal executive offices of the Company are located at 110 East 59th Street, New York, New York 10022; telephone number (212) 355-5200.

                            INVESTMENT CONSIDERATIONS

     Prospective investors should carefully consider the following investment considerations set forth below as well as the other information set forth, or incorporated by reference, in this Prospectus.

CONSIDERATIONS RELATING TO THE COMPANY

Sensitivity of Results of Operations to Realized Steel Prices

     The Company's results of operations are substantially affected by relatively small variations (on a percentage basis) in the realized sales prices of its products, which depend both upon prevailing prices for steel and demand for particular products. During 1994, the Company shipped approximately 2.4 million tons, and realized sales prices per ton of approximately $498. During the first nine months of 1995, the Company shipped approximately 1.9 million tons, and realized sales prices per ton of approximately $544. A one percent increase or decrease in this average realized price would have resulted in an increase or decrease in net sales and operating income of approximately $11.9 million. The Company sells approximately 75% of its products at prevailing market prices. The Company believes its percentage of such sales is higher than that of many of its domestic integrated competitors. The Company therefore may be affected by price decreases (and may benefit from price increases) more quickly than many of such competitors.

Substantial Capital Expenditure Requirements

     The Company operates in a capital intensive industry. From 1990 through the first nine months of 1995, the Company's capital expenditures totalled approximately $428 million. This level of capital expenditures was used to maintain productive capacity, improve productivity and upgrade selected facilities to meet competitive requirements, and maintain compliance with environmental laws and regulations, including the Clean Air Act of 1990. The Company anticipates maintaining capital expenditures during the next two to three year period at levels substantially comparable to those averaged since 1990 in order to maintain its competitive position, which levels will exceed depreciation levels and represent a material use of operating funds. The Company believes it will be able to make these expenditures in the ordinary course of its business. However, there can be no assurance that the Company will have adequate funds to make all required capital expenditures or that the amount of future capital expenditures will be commensurate with historical averages.

Significant Outstanding Indebtedness of the Company

     The Company has significant amounts of outstanding indebtedness. The indebtedness of the Company and the covenants contained in the debt instruments of the Company could significantly limit the ability of the Company to withstand competitive pressures or adverse economic consequences, including without limitation, the ability of the Company to make capital expenditures required to continue to modernize facilities and maintain production capabilities.

     The Company has outstanding approximately $270 million of its 9-3/8% Senior Notes due 2003 (the "Senior Notes") and $9.5 million of its 12-1/4% First Mortgage Notes due 2000 (the "First Mortgage Notes"). The indentures relating to both the Senior Notes and the First Mortgage Notes contain covenants and restrictions that limit the Company's operating flexibility.

     Wheeling Pittsburgh Steel Corporation ("WPSC"), an indirect wholly-owned subsidiary of WHX, currently has a $50 million revolving credit facility (the "RCF") with a group of banks under which no borrowings are outstanding. The RCF is an asset-based facility, and all borrowings thereunder are secured by WPSC's inventory and other collateral. The RCF provides that it will be an event of default thereunder if either (i) a person, or group of persons acting in concert, shall acquire securities constituting 25% or more of WHX's voting securities, or (ii) a majority of WHX's Board of Directors shall be replaced over a two-year period without the consent of WHX's current Board of Directors. WPSC expects to replace the RCF prior to its maturity in December 1995. There is no assurance, however, that WPSC will be able to replace the RCF or as to the terms of any such replacement facility.

     In addition, in August 1994 WPSC entered into a separate facility for letters of credit up to $50 million. At September 30, 1995, letters of credit aggregating $26.1 million were outstanding under this facility, all of which are collateralized at 105% with U.S. Government securities owned by the Company.

     In August 1994, WPSC entered into an agreement to sell, up to $75 million on a revolving basis, an undivided percentage ownership in a designated pool of accounts receivable generated by WPSC and two of its affiliates, Wheeling Construction Products, Inc. and Pittsburgh-Canfield Corporation. In July 1995, WPSC amended such agreement to sell an additional $20 million on similar terms and conditions. WPSC anticipates entering into an agreement to include the receivables generated by Unimast Incorporated, an affiliate of WPSC, in the pool of accounts receivables sold. There is no guarantee that such agreement will be consummated. To the extent such receivables are sold, they are not available to the Company as a source of collateral for additional borrowings. At September
30, 1994, the accounts receivable sold under such agreement, as amended, aggregated approximately $67 million.

     The Company's performance is subject to financial, economic and other factors, some of which are beyond its control. The ability of the Company to make principal and interest payments under the RCF on the First Mortgage Notes and on the Senior Notes will be dependent upon the Company's future performance.

Future Conduct of the Company's Business

     As of September 30, 1995, the Company had cash and marketable securities in excess of $369.5 million. While the Company intends to explore acquisitions in steel-related areas, the Company may make significant acquisitions of unrelated businesses. As a result of any such acquisitions, the past operating history and the present consolidated financial condition of the Company may not fully reflect the future operations of the Company or its consolidated financial condition following any such transactions. Except as otherwise disclosed by the Company, including its merger proposal first sent to Teledyne, Inc.'s Board of Directors on November 28, 1994, the Company has not made any determination to acquire an interest in any particular company or any particular assets, properties or businesses.

Restrictions on Dividends; Dependence on Subsidiaries and Holding
Company Structure; Effect of Indebtedness

     WHX presently does not intend to pay cash dividends on the Common Stock for the foreseeable future. WHX's ability to pay cash dividends on the Common Stock is prohibited under the RCF without the consent of the lenders thereunder and is limited under the indentures (as supplemented) relating to the Senior Notes and the First Mortgage Notes.

     In addition, WHX is a holding company whose earnings are derived from the operations of its direct and indirect subsidiaries. Therefore, WHX's cash flow and consequent ability to service its debt and pay dividends are dependent upon the earnings of such subsidiaries and the distribution of those earnings to WHX or upon other payments of funds by such subsidiaries to WHX. Certain agreements, including the indentures relating to the Senior Notes and the First Mortgage Notes, limit the amount of dividends payable by certain of such subsidiaries. As of September 30, 1995, Wheeling-Pittsburgh Corporation, a wholly-owned subsidiary of WHX ("WPC"), and the subsidiaries of WPC had outstanding indebtedness of approximately $290 million and other liabilities, including trade payables of approximately $111 million.

     Further, indebtedness of WHX and its subsidiaries and covenants contained in debt instruments governing such indebtedness may limit the ability of WHX and its subsidiaries to withstand competitive pressures or adverse economic consequences, including, without limitation, the ability of WHX and its subsidiaries to make capital expenditures required to continue to modernize facilities and to maintain production capacity.

Antitakeover Matters

     Certain provisions of the WHX Certificate of Incorporation, the RCF and the indentures relating to the Senior Notes and the First Mortgage Notes may have the effect of delaying or preventing transactions involving a change of control of WHX, including transactions in which stockholders might otherwise receive a possible substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. The Certificate of Incorporation (i) permits WHX to issue "blank check" preferred stock, with such designations, rights and preferences as may be determined from time to time by the Board of Directors, without stockholder approval and (ii) contains certain provisions insuring compliance with the ownership rules of the Federal Communications Act of 1934, as amended, and the regulations enacted thereunder, which provisions limit the amount of outstanding Common Stock which may be held by foreign persons and entities to 25%.

Labor Matters

     The Company's prior labor agreement with the United Steel Workers of America ("USWA") expired on March 1, 1994. At such time the Company and the USWA were unable to reach agreement on certain material terms of a new labor agreement resulting in a two-day strike. On March 3, 1994, the Company and the USWA reached agreement on the terms of a new labor agreement. The new labor agreement, which was ratified by the rank and file of the USWA on April 18, 1994, expires on October 1, 1996.

     It is impossible to predict whether the Company will be able to negotiate a new collective bargaining agreement without production interruptions, or the possible impact of such negotiations on the financial condition or results of operations of the Company. If mutual agreement is not reached between the Company and USWA prior to the expiration of the Company's new labor agreement, either to extend its expiration or to enter into a new agreement, a strike by USWA employees will likely follow. For the year ended December 31, 1994, approximately 79% of the Company's employees were represented by the USWA (based on the average number of employees working during such period.)

     Under an agreement with the Pension Benefit Guaranty Corporation ("PBGC") reached by the Company's predecessor during its Chapter 11 reorganization (the "PBGC Agreement"), the Company's then existing defined benefit pension plans were terminated and the PBGC assumed the obligations thereunder. The Company adopted defined contribution pension plans to replace the terminated defined benefit pension plans. All of the Company's integrated steel competitors currently maintain defined benefit pension plans for the benefit of their USWA-represented employees. This disparity has provided the Company with a material competitive advantage. Under the PBGC Agreement, the Company is prohibited from adopting any defined-benefit pension plan prior to January 3, 1996. The PBGC may allow the Company after such date to adopt a new defined benefit pension plan. However, it is likely that the PBGC would oppose an abusive follow-on plan, consistent with PBGC policies and a decision by the U.S. Supreme Court. The Company's current collective bargaining agreement with the USWA expires October 1, 1996. It is likely that the USWA will request that the Company adopt some form of a defined benefit pension plan. The exact cost of such a plan would vary depending on its terms, but the adoption of such a plan with a substantial increase in benefits over the Company's current plans would result in increased annual pension costs, material cash funding requirements and possibly the recognition of a material unfunded liability. Such an occurrence would reduce or eliminate the Company's competitive advantage with respect to pension costs.

     The  Company  has   significant   accrued   liabilities   with  respect  to
post-retirement medical and life benefits for eligible employees, aggregating approximately $412.0 million at December 31, 1994.

CONSIDERATIONS RELATING TO THE INDUSTRY

CYCLICALITY OF THE STEEL INDUSTRY

     The steel industry is cyclical in nature. Domestic integrated producers suffered substantial losses between 1981 and 1986 and also in 1991 and 1992, primarily as a result of major economic recessions, high levels of steel imports, the strength of the United States dollar against other currencies, worldwide production overcapacity, increased domestic and international competition, high labor costs and inefficient plants. Domestic steel industry earnings greatly improved between 1987 and 1989, as compared to the prior four year period, due in part to substantial restructuring (including the reduction of steel production capacity), the strength of the domestic economy and the decline of the United States dollar against foreign currencies. Domestic steel production in 1988 was the highest since 1981. In that year, the Company reported operating income of $179.2 million. However, industry demand slackened during the latter half of 1990 and continued to be weak through the end of 1992. Price increases were implemented during 1993 and 1994 and demand for steel products has remained strong through the second quarter of 1995. Since such time, prices have fallen and demand has softened. The Company expects prices to continue to fall and demand to soften for the immediate future.

POSSIBLE FLUCTUATIONS IN THE COST OF RAW MATERIALS

     The Company's operations require substantial amounts of raw materials, including various types of iron ore pellets, steel scrap, coal, zinc, oxygen, natural gas and electricity. The price and availability of these materials are subject to market conditions affecting supply and demand. Furthermore, worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher raw material costs. The Company's future profitability may be adversely affected to the extent it is unable to pass on higher raw material costs to its customers.

COMPETITION

     FOREIGN. Domestic steel producers have faced significant competition from foreign producers. Foreign competition is intense and has adversely affected product prices in the United States and tonnage sold by domestic producers. The intensity of foreign competition is substantially affected by fluctuations in the value of the United States dollar against foreign currencies. In particular, appreciation in the value of the United States dollar against foreign currencies could permit foreign manufacturers to sell steel in the United States at prices below comparable prices of domestic producers. Many foreign steel producers are owned, controlled or subsidized by their governments. Decisions by these foreign producers with respect to production and sales may be influenced to a greater degree by political and economic policy considerations than by prevailing market conditions.

         DOMESTIC. The Steel Division competes with other domestic integrated producers, many of which have substantially greater resources and market share than the Company. Domestic integrated producers also compete with mini-mills. Mini-mills provide significant competition in certain products, principally structural shapes, bars and rods (which are not sold by the Company). Mini-mills are relatively efficient, low-cost producers that generally produce steel from scrap in electric furnaces, have lower employment and environmental costs and target regional markets. Recently developed thin slab casting technologies have allowed one mini-mill to enter certain sheet markets, which have traditionally been supplied by integrated producers. The ability of mini-mill producers to capture a significant percentage of the sheet markets, which represented approximately half of domestic industry shipments in 1994, is anticipated to create additional available capacity for flat rolled sheet, which could negatively impact prices and demand for the Company's products.

     Wheeling Corrugating competes in a large number of regional markets with numerous other fabricating operations, many of which are independent of the major integrated manufacturers. Independent fabricators generally are able to acquire flat-rolled steel products, their basic raw material, at prevailing market prices. In periods of low demand for flat-rolled steel products, such market prices may be near or below the Company's costs to produce such products and, therefore, Wheeling Corrugating may incur higher raw materials costs than certain competitors. Further, there are few barriers to entry into the manufacture of fabricated products in certain individual markets currently served by Wheeling Corrugating. Other competitors, including domestic integrated producers and mini-mills, may determine to manufacture fabricated products and compete with Wheeling Corrugating in its markets. Such competition may negatively affect prices that may be obtained in certain markets by the Company for its fabricated products. Many of Wheeling-Corrugating's competitors do not have a unionized workforce and, therefore, may have lower operating costs than Wheeling Corrugating.

ENVIRONMENTAL CONSIDERATIONS

     The Company and other steel producers have become subject to increasingly stringent environmental standards imposed by Federal, state and local environmental laws and regulations. The Company has expended, and can be expected to be required to expend in the future, significant amounts for installation of environmental control facilities, remediation of environmental conditions and other similar matters. The costs of complying with such stringent environmental standards may cause the Company and other domestic steel producers to be competitively disadvantaged vis-a-vis foreign steel producers and producers of steel substitutes, who may be subject to less stringent standards. The Company has also been alleged to be a potentially responsible party at various "Superfund" sites. The Company is subject to strict joint and several liability imposed upon potentially responsible parties at "Superfund" sites; however, the Company believes that at all of the sites involved there are organized groups of potentially responsible parties. The Company does not anticipate that any potential assessment and remediation costs will have a material adverse effect on its financial condition or results of operations; however, the Company cannot currently predict the actual assessment and remediation costs for which it may be responsible.

                                 USE OF PROCEEDS

     No net proceeds will be realized by the Company from the sale of the shares of Common Stock offered by the Selling Shareholders.


                               SELLING STOCKHOLDER

     The following table sets forth certain information regarding beneficial ownership of Common Stock, as of October 27, 1995, and is adjusted to reflect the sale of Common Stock offered hereby, by the Selling Stockholder.


                                                                      Shares to be
                                     Shares Beneficially Owned          Sold in         Shares Beneficially Owned
       Name                            Prior to Offering(1)             Offering              After Offering
      ------                         -------------------------        ------------      ---------------------------
                                       Number             Percent                            Number         Percent
                                       ------             -------                            ------         --------

Klockner Namasco Corporation.......   188,519                *           188,519                0              --

----------------------
*        Less than 1%


                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                              PLAN OF DISTRIBUTION

     This offering is self-underwritten; the Company has not employed an underwriter for the sale of Common Stock by the Selling Stockholder and will bear all expenses of the Offering.

     The Common Stock may be offered for the account of the Selling Stockholder from time to time in the over-the-counter market or in negotiated transactions, at fixed prices which may be changed or at negotiated prices. The Selling
Stockholder may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Any broker-dealer acquiring shares from the Selling Stockholder may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholder and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling
Stockholder  and  applicable   transfer  taxes,   are  payable  by  the  Selling
Stockholder.

                                     EXPERTS

     The financial statements incorporated by reference in this Prospectus and Registration Statement by reference to the Annual Report on Form 10-K, as amended, of WHX Corporation for the year ended December 31, 1994 have been so incorporated in reliance on the report (which contains two explanatory paragraphs related to the corporate reorganization which occurred during 1994 and the filing of an initial public offering registration statement by Wheeling-Pittsburgh Corporation, a wholly-owned subsidiary of the Company, discussed in Notes A and B, respectively, to the financial statements) of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the Securities will be passed upon for WHX and the Selling Stockholder by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Marvin L. Olshan, a member of Olshan Grundman Frome & Rosenzweig LLP, is a director and Secretary of WHX and owns 1,000 shares of Common Stock and options to purchase 32,000 shares of Common Stock. Steven Wolosky, also a member of Olshan Grundman Frome & Rosenzweig LLP, is the Assistant Secretary of WHX and holds options, directly or indirectly, to purchase 19,500 shares of Common Stock.

No dealer, salesman or any other person is authorized to give any information or         188,519 Shares of Common Stock
to make any  representations  in connection  with this offering not contained in this Prospectus and, if given or made, such information or representations  must
not be relied  upon as having  been  authorized  by the  Company or any  Selling          WHX CORPORATION
Stockholder.   This   Prospectus  does  not  constitute  an  offer  to  sell  or solicitation of any offer to buy the security other than the Securities  offered by this Prospectus or an offer by any person in any  jurisdiction  where such an offer or  solicitation  is not  authorized or is unlawful.  The delivery of this
Prospectus  shall not,  under any  circumstances,  create any  implication  that information herein is correct as of any time subsequent to its date.




                                TABLE OF CONTENTS

                                                                  Page


Available Information..................................              2
Incorporation of Certain Documents
  By Reference.........................................              2
The Company............................................              4               PROSPECTUS
Investment Considerations..............................              5
Use of Proceeds........................................             12
Selling Stockholder....................................             12
Plan of Distribution...................................             12
Experts................................................             13
Legal Matters..........................................             13











                                        October __, 1995

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  estimated   expenses,   other  than  underwriting   discounts  and
commissions, in connection with the offerings of the Securities are as follows:

SEC Registration Fee..................................           $682.57
"Blue Sky" Fees and Expenses..........................          1,000.00
Printing and Engraving Expenses.......................          1,000.00
Legal Fees and Expenses...............................         10,000.00
Accounting Fees and Expenses..........................          5,000.00
Transfer Agent's Fees and Expenses....................            500.00
                                                             -----------
         Total........................................       $ 18,182.57
                                                             ===========



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a proper determination that the individual met the applicable standard of conduct. Advances of such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Registrant's Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Registrant also maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Registrant for such loss for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relates to the offering hereunder.

         Section 145(a) of the Delaware Corporation Law (the "DGCL") provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         The Registrant has entered into an Indemnification Agreement with each of its directors and officers whereby is has agreed to indemnify each director and officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director, officer, employee or agent of the Registrant.

ITEM 16.  EXHIBITS

         (a) Exhibits:

EXHIBIT NO.

*2.1                Asset Purchase Agreement between Klockner Namasco
                    Corporation and Wheeling-Pittsburgh Steel Corporation
                    dated September 30, 1995.
**4(a)              Form of Common Stock Certificate.
*4(b)               Registration Rights Agreement between WHX and
                    Klockner Namasco Corporation September 30, 1995.
***5                Opinion of Olshan Grundman Frome & Rosenzweig LLP
                    with respect to legality of the Common Stock.
*23.1               Consent of Olshan Grundman Frome & Rosenzweig LLP,
                    included in Exhibit No. 5.
*23.2               Consent of Price Waterhouse LLP, contained on page
                    II-6.
*24                 Power of Attorney, included on page II-5.

---------------------
*        Filed herewith.
**       Incorporated by reference to the Company's Registration
         Statement on Form S-4, filed with the Commission on May 12, 1994 (Commission File No. 33-53591), as amended.
***      To be filed by amendment.

         All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 30th of October, 1995.

                                        WHX CORPORATION


                                        By: /s/ Ronald LaBow
                                            -------------------------
                                                Ronald LaBow
                                                Chairman of the Board

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald LaBow, Marvin L. Olshan and James L. Wareham, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                     Title                       Date
      ---------                     -----                       -----

/s/ Ronald LaBow                  Director                    October 30, 1995
--------------------------
Ronald LaBow

/s/ Frederick G. Chbosky          Principal Financial         October 30, 1995
--------------------------        Officer and Principal
Frederick G. Chbosky              Accounting Officer


/s/ Robert A. Davidow             Director                    October 30, 1995
-------------------------
Robert A. Davidow

/s/ Marvin L. Olshan              Director                    October 30, 1995
-------------------------
Marvin L. Olshan

/s/ Paul W. Bucha                 Director                    October 30, 1995
--------------------------
Paul W. Bucha

/s/ William Goldsmith             Director                    October 30, 1995
--------------------------
William Goldsmith

/s/ James L. Wareham              Director and Principal      October 30, 1995
---------------------------       Executive Officer
James L. Wareham

/s/ Raymond S. Troubh             Director                    October 30, 1995
---------------------------
Raymond S. Troubh

/s/ Neil D. Arnold                Director                    October 30, 1995
---------------------------
Neil D. Arnold

                                  EXHIBIT 23.2



                                     CONSENT

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 6, 1995, except for Note B which is as of February 24, 1995, appearing on page 21 of WHX Corporation's Annual Report on Form 10-K, as amended, for the year ended December 31, 1994. We also consent to the references to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP
Pittsburgh, PA
October 30, 1995

                                  EXHIBIT INDEX




                                                                        PAGE
EXHIBIT NO.                        DESCRIPTION                         NUMBER


Exhibit *2.1           Asset Purchase Agreement between                    26
                       Klockner Namasco Corporation and
                       Wheeling-Pittsburgh Steel Corporation
                       dated September 30, 1995

Exhibit **4(a)         Form of Common Stock Certificate

Exhibit *4(b)          Registration Rights Agreement between               70
                       WHX and Klockner Namasco Corporation
                       September 30, 1995

Exhibit ***5           Opinion of Olshan Grundman Frome &
                       Rosenzweig LLP with respect to
                       legality of the Common Stock

Exhibit *23.1          Consent of Olshan Grundman Frome &
                       Rosenzweig LLP, included in Exhibit
                       No. 5

Exhibit *23.2          Consent of Price Waterhouse LLP,
                       contained on page II-6

Exhibit *24            Power of Attorney, included on Page
                       II-5



*        Filed herewith.
**       Incorporated by reference to the Company's Registration
         Statement on Form S-4, filed with the Commission on May 12, 1994 (Commission File No. 33-53591), as amended.
***      To be filed by amendment.